Exhibit 1.16

Oi S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 33.3.0029520-8 Publicly-Held Company	TELEMAR NORTE LESTE S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 33.000.118/0001-79 Board of Trade (NIRE) No. 33.3.0015258-0 Publicly-Held Company

MATERIAL FACT

Oi S.A. (“Oi”) and Telemar Norte Leste S.A. (“Telemar”) inform their shareholders and the market in general as follows:

Exercise of TNL and Telemar Withdrawal Rights. On this date, the calculation of the shares withdrawn as a result of the exercise of the withdrawal rights of the shareholders of Tele Norte Leste Participações S.A. (“TNL”) and Telemar, in connection with the resolutions approved in the extraordinary general shareholders’ meetings held on February 27, 2012 relating to the corporate reorganization (“Corporate Reorganization”) was concluded.

The results are presented in the table below:

Class	Quantity	Reimbursement Amount (per share)		Total Amount Disbursed (R$)
TNLP3	20,446,097	R$	28.93	591,505,586.21
TMAR3 TMAR5 TMAR6	1,020,215 17,856,585 47,714	R$	74.39	75,893,793.85 1,328,351,358.15 3,549,444.46

Total	39,370,611		—	1,999,300,182.67

The reimbursement amount will be paid to dissenting shareholders on April 9, 2012, the same date as the payment of the redemption amount for the redeemable shares of Oi.

The withdrawn shares of TNL and Telemar will be exchanged for OIBR3 and OIBR4 shares, in accordance with the exchange ratios approved on February 27, 2012, and will be held, for the moment, as Oi treasury shares.

Trading of Oi Shares. As disclosed in the Notice to the Market on March 29, 2012, beginning on April 9, 2012, only the following shares will be traded: (i) common and preferred shares of Oi, under the symbols OIBR3 and OIBR4 under the trading name “Oi,” on the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros); and (ii) American Depositary Shares (ADSs) representing shares of Oi, under the symbols OIBR and OIBR.C., on the New York Stock Exchange.

Rio de Janeiro, April 5, 2012.

Alex Waldemar Zornig

Investor Relations Officer

Oi S.A.

Telemar Norte Leste S.A.